UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported) January 25, 2002

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

             (State or other      (Commission      (I.R.S. Employer
              jurisdiction        File Number)     Identification No.)
             of incorporation)

                 Delaware           1-14036           43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-6568

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.
ITEM 1  CHANGES IN CONTROL OF REGISTRANT
Not applicable.

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS
Not applicable.

ITEM 3  BANKRUPTCY OR RECEIVERSHIP
Not applicable.

ITEM 4  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Not applicable.

ITEM 5  OTHER EVENTS
See attached as an Exhibit to this Form 8-K a News Release released January 25, 2002 concerning the announcement of financial results.

ITEM 6  RESIGNATIONS OF REGISTRANT'S DIRECTORS
Not applicable.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS
Not applicable.


ITEM 8  CHANGE IN FISCAL YEAR
Not applicable.

ITEM 9  REGULATION FD DISCLOSURE
Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DST Systems, Inc.

                                        /s/ Robert C. Canfield
                                        Senior Vice President, General Counsel,
                                        Secretary

Date: January 28, 2002

          DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2001
                                FINANCIAL RESULTS

KANSAS CITY, MO. (January 25, 2002) - Excluding non-recurring items recorded in the fourth quarters of 2001 and 2000, DST's consolidated net income for the quarter ended December 31, 2001 was $49.8 million ($0.41 per diluted share) compared to fourth quarter 2000 net income of $47.9 million ($0.37 per diluted share), a 4.0% increase in net income and a 10.8% increase in diluted earnings per share. Fourth quarter 2001 and 2000 results include net non-recurring after tax income of $1.5 million and $19.7 million, respectively. Fourth quarter 2001 non-recurring items include after tax income of $13.5 million related to a state sales tax refund and $3.3 million related to net gains on securities, reduced by after tax losses of $12.7 million related to software and intangible asset impairments and $2.6 million related to joint venture lease abandonment charges. Fourth quarter 2000 non-recurring items include $19.7 million of net gains on securities. Including these non-recurring items, DST's consolidated net income for the fourth quarter 2001 was $51.3 million ($0.42 per diluted share) compared to fourth quarter 2000 net income of $67.6 million ($0.52 per diluted share).

For the full year, excluding non-recurring items, DST's consolidated net income was $201.2 million ($1.60 per diluted share) in 2001 compared to $181.5 million ($1.40 per diluted share) in 2000, a 10.9% increase in net income and a 14.3% increase in diluted earnings per share. Full year 2001 and 2000 results include net non-recurring after tax income of $27.0 million and $34.3 million, respectively. Full year 2001 non-recurring items include after tax income of $20.0 million related to the gain on the sale of DST's Portfolio Accounting Systems ("PAS") business, $13.5 million related to a state sales tax refund, and $8.8 million related to net gains on securities, reduced by after tax losses of $12.7 million related to software and intangible asset impairments and $2.6 million related to joint venture lease abandonment charges. Full year 2000 non-recurring gain items include $27.3 million related to net gains on securities and $7.0 million in connection with the settlement of a legal dispute related to a former equity investment. For the full year, including these non-recurring items, DST's consolidated net income in 2001 was $228.2 million ($1.81 per diluted share) compared to $215.8 million ($1.67 per diluted share) in 2000, an increase of 5.7% in net income and 8.4% in earnings per share.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                           Three months ended            Year ended
                               December 31,             December 31,
                          --------------------    -----------------------
                             2001       2000        2001          2000
                          ---------  ---------    ---------     ---------
  Revenues
  Financial Services      $ 239.7    $ 161.7      $ 903.7       $ 621.0
  Output Solutions          143.0      151.5        611.7         592.2
  Customer Management        47.4       47.3        198.8         195.0
  Investments and Other      11.1        8.8         40.1          33.2
  Eliminations              (24.6)     (20.1)       (94.3)        (79.3)
                          ---------  ---------    ---------     ---------
                          $ 416.6    $ 349.2       $1660.0      $1,362.1
                          =========  =========    =========     =========
  Income from operations
  Financial Services      $  64.7    $  50.0       $ 222.4      $  179.3
  Output Solutions           14.3       14.0          65.5          65.0
  Customer Management       (14.2)       5.2          (1.5)         15.1
  Investments and Other       3.3        1.7           7.1           5.2
                          ---------  ---------    ---------     ---------
                          $  68.1    $  70.9       $ 293.5      $  264.6
                          =========  =========    =========     =========

Certain non-recurring items discussed above impacted 2001 segment income from operations. The Financial Services Segment recognized a $4.9 million reduction of costs and expenses and an $8.7 million reduction in depreciation and amortization associated with the state sales tax refund. Software and intangible asset impairments were recognized as additional depreciation and amortization of $3.7 million in the Output Solutions Segment and $15.8 million in the Customer Management Segment. Net gains on securities and $7.2 million from the 2001 state sales tax refund are included in other income. Joint venture lease abandonment charges of $4.0 million are included in equity in earnings of unconsolidated affiliates. The following table summarizes the Company's adjusted income from operations by segment after excluding the applicable non-recurring items discussed above (dollars in millions):

                               Excludes non-recurring items

                          Three months ended        Year ended
                            December 31,            December 31,
                        -------------------     -------------------
                          2001       2000         2001      2000
                        --------   --------     --------  ---------
  Adjusted income from
  operations
  Financial Services    $  51.1    $  50.0      $ 208.8   $  179.3
  Output Solutions         18.0       14.0         69.2       65.0
  Customer Management       1.6        5.2         14.3       15.1
  Investments and Other     3.3        1.7          7.1        5.2
                        --------   --------     --------  ---------
                        $  74.0    $  70.9      $ 299.4   $  264.6
                        ========   ========     ========  =========

Consolidated revenues for the quarter increased $67.4 million or 19.3% over the prior year quarter and for the year increased $297.9 million or 21.9% over the prior year, principally from higher Financial Services Segment revenues which includes revenues from EquiServe, in which DST acquired controlling ownership on March 30, 2001. Adjusted consolidated income from operations, which excludes non-recurring items, totaled $74.0 million for the quarter and $299.4 million for the year ended December 31, 2001, an increase of $3.1 million or 4.4% over the fourth quarter 2000 and $34.8 million or 13.2% over the prior year, primarily from increased operating earnings in the Financial Services Segment. Including the non-recurring items, consolidated income from operations totaled $68.1 million for the quarter and $293.5 million for the year ended December 31, 2001, compared to $70.9 million for the quarter and $264.6 million for the year ended December 31, 2000.

Financial Services Segment
Financial Services Segment revenues for the fourth quarter 2001 were $239.7 million, an increase of $78.0 million or 48.2% over the fourth quarter 2000. Financial Services revenues in 2001 were affected by the inclusion of revenues from EquiServe. Financial Services Segment revenues for the 2000 fourth quarter and year include revenues from DST Canada, which as previously reported was contributed to a joint venture (International Financial Data Services) in January 2001. Financial Services fourth quarter 2000 revenues also include revenues from DST's PAS business, which was sold on June 29, 2001. Adjusting for the effect of these items resulted in a $11.1 million or 7.3% increase in revenues over the prior year quarter and a $68.8 million or 11.8% increase over the prior year as shown below (dollars in millions):

                       Three months ended                 Year ended
                          December 31,                   December 31,
                      --------------------         -----------------------
                        2001        2000            2001            2000
                      -------      -------         -------         -------
  Reported revenues   $239.7       $161.7          $903.7          $621.0
  EquiServe revenues    77.3                        251.0
  DST Canada revenues                 5.8                            27.5
  PAS revenues                        4.6                             9.6
                      -------      --------        -------         -------
  Adjusted revenues   $162.4       $151.3          $652.7          $583.9
                      =======      ========        =======         =======

U.S. Financial Services Segment revenues increased $82.6 million in the fourth quarter 2001 or 62.2% over the prior year quarter, primarily from the inclusion of EquiServe revenues and increases in mutual fund shareowner accounts processed. Excluding EquiServe from the 2001 quarter and the PAS business from the 2000 quarter, U.S. revenues increased $9.9 million or 7.7% over the prior year quarter. U.S. mutual fund shareowner accounts processed totaled 75.6 million at December 31, 2001, an increase of 0.4 million or 0.5% from the 75.2 million serviced at September 30, 2001 and an increase of 3.5 million or 4.9% from the 72.1 million serviced at December 31, 2000. During the quarter, approximately 0.7 million accounts were converted for the transfer agency business of U.S. Bancorp (formerly Firstar).

Retirement plan accounts (which also include 529 savings plan accounts) totaled
28.0 million at December 31, 2001, an increase of 1.1 million or 4.1% from the
26.9 million serviced at September 30, 2001 and an increase of 4.0 million or 16.7% from the 24.0 million serviced at December 31, 2000. Net new IRA accounts for the fourth quarter 2001 were 0.5 million. 401(k) accounts serviced increased
0.4 million or 5.7% during the quarter to 7.4 million accounts at December 31, 2001 and increased 1.5 million or 25.4% compared to the 5.9 million accounts serviced at December 31, 2000. 529 savings plan accounts increased 0.2 million or 40.0% during the quarter to 0.7 million at December 31, 2001, and increased
0.5 million or 250.0% from the 0.2 million at December 31, 2000.

DST has preliminary commitments from three new clients to convert approximately
8.8 million mutual fund shareowner accounts to TA2000, of which 1.8 million are scheduled to convert in the first quarter 2002, 0.5 million are scheduled to convert in the third quarter 2002 and 6.5 million are scheduled to convert in the first quarter 2003. There continues to be activity in requests for proposals from potential new U.S. and international mutual fund customers.

EquiServe shareowner accounts serviced totaled 27.7 million at December 31, 2001, which includes 4.6 million accounts from the Prudential demutualization completed in fourth quarter 2001. The Company believes that the number of Prudential shareowner accounts serviced may decline to approximately 3.4 million by the end of 2002 as a result of Prudential plans to offer redemption programs for small investors. U.S. AWD(R) workstations licensed were 57,800 at December 31, 2001, an increase of 5.1% from September 30, 2001 and an increase of 20.7% over year end 2000 levels, principally from workstations for Comcast Cable Communications, Inc. and insurance industry clients.

International Financial Services Segment revenues totaled $24.3 million for the fourth quarter 2001. Excluding DST Canada revenues from the 2000 quarter, international revenues for the fourth quarter 2001 increased $1.2 million or 5.2% over the prior year. The increase is attributable to an increase in investment management processing and software maintenance revenues. Including DST Canada revenues for the 2000 quarter, international revenues for the fourth quarter 2001 decreased $4.6 million or 15.9% compared to the prior year quarter. International AWD workstations licensed were 27,700 at December 31, 2001, an increase of 4.1% from September 30, 2001 and an increase of 9.5% over year end 2000 levels.

Excluding non-recurring items, Financial Services Segment adjusted income from operations for the fourth quarter 2001 increased $1.1 million or 2.2% over the prior year quarter to $51.1 million, resulting in an adjusted operating margin of 21.3% compared to 30.9% for the prior year. Operating margin was affected by the inclusion of EquiServe and the absence of DST Canada and the PAS business in 2001. Adjusted costs and expenses increased 76.9%, primarily from the addition of EquiServe. Adjusted depreciation and amortization costs increased $4.5 million or 25.6%, primarily as a result of the EquiServe acquisition. Including non-recurring items, Financial Services Segment income from operations for the fourth quarter 2001 increased $14.7 or 29.4% million over the prior year quarter to $64.7 million.

Financial Services Segment revenues for the year ended December 31, 2001 were $903.7 million, an increase of $282.7 million or 45.5% over the prior year, principally from the inclusion of EquiServe and higher mutual fund and AWD revenues. Excluding non-recurring items, Financial Services Segment adjusted income from operations for the year ended December 31, 2001 increased $29.5 million or 16.5% over the prior year to $208.8 million. Adjusted costs and expenses increased 64.1%, principally from EquiServe and increased personnel costs to support revenue growth. Adjusted depreciation and amortization increased 21.0% in 2001 compared to 2000 to $83.6 million, primarily attributable to EquiServe. Including non-recurring items, Financial Services Segment income from operations for the year ended December 31, 2001 increased $43.1 million over the prior year period to $222.4 million.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended December 31, 2001 were $143.0 million, a decrease of $8.5 million or 5.6% from fourth quarter 2000. The revenue decline resulted from the loss of a telecommunications customer and the decline in brokerage related marketing fulfillment and trade confirmation volumes, partially offset by increased volumes from the financial service and video service industries. Output Solutions Segment images produced in the fourth quarter 2001 increased 10.5% to 2.1 billion and items mailed decreased 4.2% to 437 million compared to fourth quarter 2000.

Excluding non-recurring items, Output Solutions Segment adjusted income from operations for the fourth quarter increased $4.0 million or 28.6% over the prior year quarter to $18.0 million, resulting in an operating margin of 12.6% compared to 9.2% in the prior year quarter. Costs and expenses decreased 12.7% principally due to decreased personnel and purchased material costs, partially offset by higher Internet-based electronic bill and statement product development and selling costs. Adjusted depreciation and amortization increased 2.0% to $10.3 million in the fourth quarter 2001 from additional capital equipment to support volume growth. Including non-recurring items, Output Solutions Segment income from operations for the fourth quarter 2001 increased $0.3 million over the prior year quarter to $14.3 million.

Output Solutions Segment revenues for the year ended December 31, 2001 were $611.7 million, an increase of $19.5 million or 3.3% over the prior year. Excluding non-recurring items, Output Solutions Segment adjusted income from operations for the year ended December 31, 2001 increased $4.2 million or 6.5% over the prior year period to $69.2 million. Including non-recurring items, Output Solutions Segment income from operations for the year ended December 31, 2001 increased $0.5 million over the prior year period to $65.5 million.

Customer Management Segment
Customer Management Segment revenues for the quarter ended December 31, 2001 were $47.4 million, an increase of $0.1 million or 0.2% over the 2000 quarter. Processing and software service revenues for the quarter increased $1.4 million or 3.2% and equipment sales decreased $1.3 million or 38.2% compared to fourth quarter 2000. Total cable and satellite subscribers serviced were 40.9 million at December 31, 2001, a decrease of 5.8% compared to year end 2000 levels, principally from the loss of MediaOne subscribers and lower international cable subscribers serviced, partially offset by higher U.S. satellite subscribers. As previously reported, MediaOne, which was acquired by AT&T, discontinued its processing agreement with DST and removed all remaining MediaOne subscribers as of December 31, 2001.

Excluding non-recurring items, Customer Management Segment adjusted income from operations for the fourth quarter decreased $3.6 million or 69.2% over the prior year quarter to $1.6 million, resulting in an operating margin of 3.4% compared to 11.0% in the prior year quarter. Costs and expenses increased $4.2 million or 11.1% from the fourth quarter 2000, primarily attributable to higher software and equipment costs. Adjusted depreciation and amortization decreased $0.5 million or 12.2%. Including non-recurring items of $15.8 million, Customer Management Segment loss from operations for the fourth quarter 2001 was $14.2 million, compared to income from operations of $5.2 million for the prior year quarter.

Customer Management Segment revenues for the year ended December 31, 2001 were $198.8 million, an increase of $3.8 million or 1.9% over the prior year period. Excluding non-recurring items, Customer Management Segment adjusted income from operations for the year ended December 31, 2001 decreased $0.8 million or 5.3% over the prior year period to $14.3 million. Including non-recurring items, Customer Management Segment had a loss from operations for the year ended December 31, 2001 of $1.5 million, compared to income from operations of $15.1 million for the prior year period.

Investments and Other
Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, were $11.1 million for the quarter ended December 31, 2001, an increase of $2.3 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other Segment income from operations was $3.3 million and $1.7 million for the quarters ended December 31, 2001 and 2000, respectively.

Equity in earnings of unconsolidated affiliates
 The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                                                 Three months ended  Year ended
                                                    December 31,    December 31,
                                                   --------------  -------------
                                                    2001    2000    2001   2000
                                                   ------  ------  ------ ------
  Boston Financial Data Services, Inc. ("BFDS")    $ 0.2   $ 2.4   $ 3.5  $12.5
  International Financial Data Services (UK)
  ("IFDS UK")(formerly EFDS)                        (3.7)   (1.2)   (3.5)  (2.1)
  International Financial Data Services LP ("IFDS")  2.0             5.0
  Other                                             (1.7)    0.4    (6.5)   1.0
                                                   ------  ------  ------ ------
                                                   $(3.2)  $ 1.6   $(1.5) $11.4
                                                   ======  ======  ====== ======

Decreased earnings at BFDS resulted from a non-recurring charge of $1.0 million related to lease abandonment charges, a decline in brokerage industry transaction revenue and a lack of mutual fund revenue growth. Decreased earnings at IFDS (UK) resulted primarily from a non-recurring charge of $3.0 million related to lease abandonment charges as IFDS (UK) is relocating from four building sites to a single location. Accounts serviced at IFDS (UK) increased to
3.1 million at December 31, 2001, which is 0.4 million or 14.8% above year end 2000 levels. IFDS results include the results of DST Canada, which as previously mentioned was contributed to the joint venture in January 2001. The loss reported in Other is primarily the result of losses in exchange-America. The exchange-America venture was discontinued in the fourth quarter of 2001.

Other income, net
Other income was $16.8 million for the fourth quarter 2001, compared to $34.1 million for the fourth quarter 2000. Fourth quarter 2001 results include $4.6 million primarily related to interest and dividend income, $7.2 million of interest related to a state sales tax refund and $5.0 million related primarily to net gains on securities. Fourth quarter 2000 results include $3.4 million primarily related to interest and dividend income and $30.7 million related primarily to net gains on securities.

Other income was $36.2 million for the year ended December 31, 2001, compared to $66.3 million for the comparable prior year period. Other income includes $13.5 million for 2001 and $42.8 million for 2000 of net gains on securities and $15.5 million for 2001 and $12.7 million for 2000 primarily related to interest and dividend income. Year to date 2001 Other income also includes $7.2 million of interest related to a state sales tax refund, while 2000 Other income includes $10.8 million pretax relating to the settlement of a legal dispute related to a former equity investment.

Interest expense
Interest expense was $2.7 million for the quarter ended December 31, 2001 and $7.5 million for the year ended 2001, an increase of $1.6 million from the $1.1 million in the prior year quarter and an increase of $1.9 million from the $5.6 million in the prior year period. Average debt balances were higher in 2001 compared to 2000 primarily as a result of common stock repurchases and the EquiServe acquisition. Average interest rates were lower in 2001 compared to 2000.

Income taxes
DST's effective tax rate was 35.1% for the quarter and 35.4% for the year ended December 31, 2001, compared to 35.9% for the prior year quarter and the prior year period. Excluding the taxes provided on the PAS transaction, the effective tax rate would have been 35.1% for the year ended December 31, 2001. The 2001 and 2000 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

                                  Other Actions

Stock Repurchase Program
During the quarter and year ended December 31, 2001, DST purchased 863,163 and 6,766,192 shares, respectively, of its common stock under previously announced share repurchase programs which total 16,350,000 shares. During 2001, the shares were purchased at an average price of $36.99 per share, with 5,356,500 shares acquired under forward purchase agreements and 901,692 acquired in private transactions. As of December 31, 2001, the cost to settle a remaining forward purchase agreement, which expires in September 2002, would be approximately $42.3 million for approximately 1.0 million shares. The agreement allows the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of December 31, 2001, DST had purchased 13,426,192 shares since the programs commenced and had 120.4 million shares outstanding.

EquiServe Acquisition
On March 30, 2001, DST completed the acquisition of a 75% interest in EquiServe by purchasing interests held by FleetBoston Financial and Bank One Corporation. On July 31, 2001, DST completed the acquisition of the remaining 25%, which was owned by BFDS, on essentially the same terms provided to FleetBoston and Bank One. EquiServe is one of the nation's largest corporate transfer agency service providers, maintaining and servicing the shareowner records of approximately 1,400 publicly traded companies.

The acquisitions were accounted for as a purchase, and the results of EquiServe's operations are included in DST's 2001 consolidated financial statements beginning March 30, 2001. The minimum purchase price of $186.7 million is to be paid in four installments. The first installment of approximately $58.5 million was paid at the closings. The remaining three minimum installments, which total approximately $128.2 million (discounted to $117.8 million for accounting purposes) are payable annually in varying amounts beginning February 28, 2002. The remaining minimum purchase price installments can increase pursuant to a formula that provides for additional consideration to be paid in cash if EquiServe's revenues for the years ending 2001, 2002 and 2003 exceed certain targeted levels. The minimum purchase price (discounted to $176.3 million for accounting purposes) will be allocated to the net assets acquired based upon their fair values upon completion of an independent valuation.

New Accounting Standards
Effective January 1, 2002, the Company adopted, as required, SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses, among other things, how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite lives will continue to be amortized over their useful lives. At December 31, 2001, the Company had approximately $163 million of goodwill and intangible assets that have indefinite useful lives. Amortization of these amounts will cease beginning January 1, 2002, and will be subject to periodic impairment tests. The Company estimates that the favorable 2002 after tax impact of ceasing goodwill and intangible amortization is approximately $6.8 million.

Effective January 1, 2002, the Company adopted, as required EITF Topic No. D-103, Income Statement Characterization of Reimbursements received for "Out-of-Pocket" Expenses Incurred. Prior to the issuance of EITF Topic No. D-103, the Company netted the Out-of-Pocket reimbursements from customers with the applicable Out-of-Pocket expenditures. The Company's significant Out-of-Pocket expenses at the consolidated level include postage and telecommunication expenditures and at the Segment level include print mail services between the Financial Services Segment and the Output Solutions Segment. Under EITF Topic No. D-103, the Company will record the reimbursements received for Out-of-Pocket expenses incurred as revenue on an accrual basis. The Company estimates that annual consolidated revenues and consolidated costs and expenses will increase approximately $800 million to $1 billion as a result of adopting the EITF. Because these additional revenues are offset by the reimbursable expenses incurred, adoption of EITF Topic No. D-103 will not impact income from operations or net income. The EITF requires that comparative financial statements for prior periods be reclassified to comply with the new guidance, unless it is impracticable to reclassify prior-period financial statements. DST is considering its ability to reclassify prior-period financial statements as required by the EITF Topic No. D-103.

DST believes that the implementation of this revised accounting treatment will negatively affect the reporting of operating margins of the Company's business segments.

The estimated impact of these two new accounting standards reflects the Company's current views. There may be material differences between these estimates and the actual impact of these standards.

                                                                * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                       For the Three Months    For the Year
                                        ended December 31,   ended December 31,
                                          2001    2000       2001        2000
                                        -------  -------   ---------   ---------

  Revenues                              $416.6   $349.2    $1,660.0    $1,362.1

  Costs and expenses                     299.5    244.6     1,207.1       968.9
  Depreciation and amortization           49.0     33.7       159.4       128.6
                                        -------  -------   ---------   ---------
  Income from operations                  68.1     70.9       293.5       264.6

  Interest expense                        (2.7)    (1.1)       (7.5)       (5.6)
  Other income, net                       16.8     34.1        36.2        66.3
  Gain on sale of PAS                                          32.8
  Equity in earnings (losses) of
       unconsolidated affiliates          (3.2)     1.6        (1.5)       11.4
                                        -------  -------   ---------   ---------
  Income before income taxes              79.0     105.5      353.5       336.7
  Income taxes                            27.7      37.9      125.3       120.9
                                        -------  -------   ---------   ---------
  Net income                            $ 51.3   $  67.6   $  228.2    $  215.8
                                        =======  ========  =========   =========

  Average common shares outstanding      120.4     124.8      122.6       125.3
  Diluted shares outstanding             122.9     129.6      126.0       129.4

  Basic earnings per share              $ 0.43   $  0.54   $   1.86    $   1.72
  Diluted earnings per share            $ 0.42   $  0.52   $   1.81    $   1.67

                                                     * * * * * *

  Net income before non-recurring items $ 49.8   $  47.9   $  201.2    $  181.5
  Diluted earnings per share before non-
      recurring items                   $ 0.41   $  0.37   $   1.60    $   1.40

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer